                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                MARITRANS INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

[GRAPHIC OMITTED]


One Logan Square
Philadelphia, PA 19103
215-864-1200
800-523-4511



March 27, 1998




Dear Fellow Maritrans Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Maritrans Inc. (the "Company"), which will be held on Tuesday, May 19, 1998 at 10:00 a.m., local time, in the offices of Morgan, Lewis & Bockius LLP, 20th Floor, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103.

     We plan to review the business and finances of the Company as well as answer stockholder questions. The only business matter to be considered and voted upon at the meeting will be the election of one director to serve for a three year term as more specifically discussed in the attached Proxy Statement. Also, attached you will find the Notice of the Annual Meeting and your Proxy Form.

     It is important that your shares be represented at the meeting, and we hope you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete and sign the enclosed Proxy Form and return it to us in the envelope provided as soon as possible so that your shares may be voted in accordance with your instructions. Your prompt response will save the Company the cost of further solicitation of unreturned proxies.

     We look forward to seeing you in person on May 19, 1998.


Sincerely,


/s/ Stephen A. Van Dyck
---------------------------

Stephen A. Van Dyck
Chairman of the Board

                                MARITRANS INC.
                               One Logan Square
                            Philadelphia, PA 19103
                             ---------------------
                         NOTICE OF 1998 ANNUAL MEETING
                                OF STOCKHOLDERS

                            To Be Held May 19, 1998
                            ---------------------
     The Annual Meeting of Stockholders (the "Meeting") of Maritrans Inc., a Delaware corporation (the "Company"), will be held in the offices of Morgan, Lewis & Bockius LLP, 20th Floor, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103 on Tuesday, May 19, 1998 at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

       1. The election of one director to serve for a three (3) year term; and

       2. The transaction of such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     The close of business on March 23, 1998 has been fixed as the date of record for determining stockholders of the Company entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.

     Your attention is invited to the accompanying Proxy Statement which forms a part of this Notice. Your vote is important. Stockholders are respectfully requested by the Board of Directors to complete and sign the accompanying Proxy Form and return it to the Company in the enclosed, postage-paid envelope, whether or not you plan to attend the meeting. If you attend the Meeting, you may revoke your proxy, if you wish, and vote in person.




                                          By Order of the Board of Directors





                                          Arthur J. Volkle
                                          Assistant Secretary


Philadelphia, Pennsylvania
March 27, 1998

                                MARITRANS INC.
                               One Logan Square
                            Philadelphia, PA 19103
                             ---------------------
                         NOTICE OF 1998 ANNUAL MEETING
                                OF STOCKHOLDERS

                            To Be Held May 19, 1998
                             ---------------------
                                PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Maritrans Inc. (the "Company") for use at the 1998 Annual Meeting (the "Meeting") to be held on Tuesday, May 19, 1998 at 10:00 a.m., local time, in the offices of Morgan, Lewis & Bockius LLP, 20th Floor, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103. Each proxy which is properly executed and returned in time for use at the Meeting will be voted at the Meeting and any adjournments or postponements thereof in accordance with the choices specified. Each proxy may be revoked by the person giving the same at any time prior to its exercise by notice in writing received by the Secretary.


     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail. Additional solicitation may be made by means of follow-up letter, telephone or telegram by officers and employees of the Company, who will not be specially compensated for such services. Proxy forms and materials also will be distributed to beneficial owners through brokers, custodians, nominees and similar parties, and the Company intends to reimburse such parties, upon request, for reasonable expenses incurred by them in connection with such distribution.


     The Proxy Statement and the enclosed Proxy Form are first being mailed to stockholders on or about April 1, 1998. The address of the principal executive offices of the Company is: Maritrans Inc., One Logan Square, 26th Floor, Philadelphia, Pennsylvania 19103.


     The Company's annual report to stockholders for the year ended December 31, 1997, including audited financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement.



                    MATTERS TO BE ACTED UPON AT THE MEETING


     As indicated in the Notice of Meeting, at the Meeting one director will be elected to serve for a three-year term. The other four members of the Board who are not standing for election at the meeting, because their terms have not expired, will continue to serve on the Board.



                             VOTING AT THE MEETING


     Holders of the shares of the Company's Common Stock, $.01 par value ("Common Stock"), of record at the close of business on March 23, 1998, are entitled to vote at the Meeting. As of that date 12,102,977 shares of the Common Stock were outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the Meeting shall constitute a quorum.


     The Company presently has no other class of stock outstanding and entitled to be voted at the Meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. A plurality of votes cast at the Meeting is required for the election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote is required to take action with respect to any other matter as may be properly brought before the meeting, unless a different vote is required by law, the Company's Restated Certificate of Incorporation or the Company's By-Laws.

     With regard to the election of a director, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect.

     Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors if they have not received instructions from a beneficial owner. A failure by brokers to vote shares will have no effect in the outcome of the election of a director, as a director is to be elected by a plurality of the votes cast.

     Shares cannot be voted at the Meeting unless the holder of record is present in person or represented by proxy. The enclosed Proxy Form is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed Proxy Form will be voted at the Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy Form; if no choice has been specified, the shares will be voted as recommended by the Board. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     Execution of the accompanying Proxy Form will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the Meeting, or by executing a later-dated proxy that is received by the Company before the Meeting.

     Your proxy vote is important to the Company. Accordingly, you are asked to complete, sign and return the accompanying Proxy Form whether or not you plan to attend the Meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent (American Stock Transfer & Trust Company) in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.



                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors of the Company is classified into three classes of directors having staggered terms of office.

     The Board currently is comprised of five directors serving staggered terms of office. The term of one current director, Mr. Robert J. Lichtenstein, will expire at the 1998 Annual Meeting. The Board has nominated Mr. Lichtenstein for election as director of the Company for a term of office which would expire in 2001. The remaining four directors will continue to serve in accordance with their prior election.

     Unless instructed otherwise, the persons named in the enclosed proxy, or their substitutes, will vote signed and returned proxies FOR the nominee. The nominee has agreed to serve if elected. The director is to be elected by a plurality of the votes cast at the Meeting.

     If for any reason not presently known, the nominee is not available for election, another person may be nominated by the Board and voted for in the discretion of the persons named in the enclosed proxy. Vacancies on the Board occurring after the election will be filled by Board appointment to serve as provided by the Company's By-Laws.

     The Board of Directors recommends a vote FOR the nominee.


Requirements for Advance Notification of Nominees

     Section 4.13(b) of the Company's By-Laws provides that any stockholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the stockholder's intent to make such a nomination is received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors with certain exceptions. This notice must contain or be accompanied by the following information:

       (a) the name of the stockholder who intends to make the nomination;

       (b) a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

       (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had proxies been solicited with respect to the nominee by the management or Board of Directors of the Company;

       (d) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

       (e) the consent of each nominee to serve as a director of the Company.

     Pursuant to the above requirements, appropriate notices in respect of nominations for directors must be received by the Secretary of the Company no later than May 5, 1998.


                  INFORMATION REGARDING NOMINEES FOR ELECTION
                AS DIRECTORS AND REGARDING CONTINUING DIRECTORS

     The information provided herein as to personal background has been provided by each director and nominee as of March 1, 1998.


Nominee for Election at the 1998 Annual Meeting for Term Expiring in 2001

Robert J. Lichtenstein ..    Mr. Lichtenstein has been a partner in the law
                             firm of Morgan, Lewis & Bockius LLP since 1988. He is a member of the Company's Finance and Nominating Committees of the Board of Directors.
                             See "Certain Transactions -- Other". Mr.
                             Lichtenstein is 50 and has served on the Board of Directors since 1995.


Directors Continuing in Office with Terms Expiring in 1999

Dr. Craig E. Dorman ..       Dr. Dorman is on an Intergovernmental Personnel
                             Act (IPA) assignment to the Office of Naval
                             Research (ONR) from Pennsylvania State University, where he is a Senior Scientist at the Applied
                             Research Lab. During 1996 and 1997 his IPA assignment was Technical Director of ONR's
                             International Field Office in London; he currently serves as special advisor to the Chief of Naval
                             Research in Washington. From 1993 until mid-1995, he served as Deputy Director Defense Research and Engineering for Laboratory Management, U.S.
                             Department of Defense, on an IPA assignment from Woods Hold Oceanographic Institution (WHOI). He was Director and Chief Executive Officer of WHOI from 1989 through 1993. From 1962 to 1989, Dr.
                             Dorman was an officer in the U.S. Navy, most recently Rear Admiral and Program Director for
                             Anti-Submarine Warfare. He is a member of the Company's Audit and Compensation Committees of the
                             Board of Directors. Dr. Dorman is 57 and has served on the Board of Directors since 1991.

Eric H. Schless ..           Mr. Schless has been Managing Director,
                             Investment Banking Department, Head of
                             Transportation Group, of Schroder Wertheim & Co.,
                             New York, NY since 1994. From 1985 to 1994, Mr.
                             Schless was a member of the Investment Banking
                             Department, Wheat First Securities Inc., Richmond,
                             VA, reaching the position of Managing Director. He is a member of the Company's Compensation and Finance Committees of the Board of Directors. Mr.
                             Schless is 43 and has served on the Board of Directors since 1996.

Directors Continuing in Office with Terms Expiring in 2000

Stephen A. Van Dyck ..       Mr. Van Dyck has been Chairman of the Board and
                             Chief Executive Officer of the Company and its predecessor since April 1987. For the previous year, he was a Senior Vice President -- Oil
                             Services, of Sonat Inc. and Chairman of the Boards of the Sonat Marine Group, another predecessor, and Sonat Offshore Drilling Inc. For more than five years prior to April 1986, Mr. Van Dyck was the President and a director of the Sonat Marine
                             Group and Vice President of Sonat Inc. Mr. Van
                             Dyck is a member of the Board of Directors of Amerigas Propane, Inc. Mr. Van Dyck is also the
                             Chairman of the Board and a director of the West of England Ship Owners Mutual Insurance
                             Association (Luxembourg), a mutual insurance association. He is a member of the Company's
                             Finance (Chairman) and Nominating Committees of the Board of Directors. See "Compensation of
                             Directors and Executive Officers -- Employment
                             Agreements." Mr. Van Dyck is 54 and has served on the Board of Directors since 1986.

Dr. Robert E. Boni ..        Dr. Boni retired as Chairman of Armco Inc., a
                             steel, oil field equipment and insurance corporation on November 30, 1990. Dr. Boni became
                             Chief Executive Officer of Armco Inc. in 1985 and
                             Chairman in 1986. He served as Non-Executive
                             Chairman of the Board of and consultant for Alexander & Alexander Services Inc., an insurance services company, during 1994 and as a consultant for that company during January 1995. He is a member of the Company's Compensation (Chairman), Audit and Finance Committees of the Board of Directors. Dr. Boni is 70 and has served on the Board of Directors since 1990.

        Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1998:



                                                Shares
                                             Beneficially     Percent        Voting Power           Investment Power
   Name and Address of Beneficial Owner          Owned       Of Class      Sole       Shared        Sole        Shared
------------------------------------------  --------------  ----------  ---------  -----------  ------------  ----------
The Goldman Sachs Group, L.P. ............    1,697,400     14.02%             0    1,697,400            0    1,697,400
 and Goldman Sachs & Co.
 85 Broad Street
 New York, NY 10004

Ingalls & Snyder LLC .....................    1,450,950     12.00%        94,600            0    1,450,950            0
 61 Broadway
 New York, NY 10006

Kahn Brothers & Co., Inc. ................      694,275      5.74%             0            0            0      694,275
 555 Madison Avenue, 22nd Floor
 New York, NY 10022

I. Wistar Morris, III (1) ................      846,524      7.00%       246,100            0      246,100      600,424
 Morris Investment Management Co.
 200 Four Falls Corporate Center
 Ste. 208
 West Conshohocken, PA 19428

The Guardian Life Insurance ..............      940,700      7.77%       222,400      718,300      222,400      718,300
 Company of America and Affiliates (2)
 201 Park Avenue South
 New York, NY 10003

Dimensional Fund Advisors Inc. (3) .......      633,600      5.24%       415,300            0      633,600            0
 1299 Ocean Avenue,
 11th Floor
 Santa Monica, CA 90401

------------
(1) Mr. Morris individually and through his immediate family beneficially owns 246,100 shares of common stock of the Company. In addition, he has dispositive power with respect to 600,424 shares held in the Discretionary Accounts, which gives Mr. Morris beneficial ownership of an aggregate of 846,524 shares. Sole voting power and shared dispositive power as to those shares in the Discretionary Accounts are held by numerous investors who are clients of Mr. Morris in his capacity as a registered securities representative. None of such individuals owns in excess of one half of 1% of the outstanding shares.

(2) Filed "Schedule 13G" as a group in accordance with Reg. 240.13d-1(b)(1)(ii)(H). This group consists of the following entities: The Guardian Life Insurance Company of America; Guardian Investor Services Corporation; The Guardian Park Ave. Fund; The Guardian Stock Fund, Inc.; The Guardian Small Cap Stock Fund; The Guardian Employees' Incentive Savings Plan; and The Guardian Life Insurance Company of America Master Pension Trust.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 633,600 shares of Maritrans Inc. stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

All the information in the table is presented in reliance on information disclosed by the named individuals and groups in Schedule 13Gs, filed with the Securities and Exchange Commission.

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director of Maritrans Inc., by each executive officer named in the Summary Compensation Table under "Compensation of Directors and Executive Officers -- Executive Compensation," and by all directors and executive officers of Maritrans Inc. and its subsidiaries, as a group, as of March 1, 1998.




                                                   Shares Beneficially
                                                         Owned(1)
                                                  ----------------------
                      Name                          Number      Percent
-----------------------------------------------   ---------   ----------
Stephen A. Van Dyck ...........................    428,714       3.48%
Dr. Robert E. Boni(2) .........................     15,771          *
Dr. Craig E. Dorman ...........................      5,048          *
Robert J. Lichtenstein(3) .....................      9,165          *
Eric H. Schless ...............................      2,271          *
Janice M. Smallacombe .........................     40,800          *
John J. Burns .................................     25,605          *
Steven E. Welch ...............................     30,964          *
John C. Newcomb, deceased .....................     49,082          *
All directors and executive officers as a group
 (11 persons) .................................    636,036       5.14%

------------
* less than one percent

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all Common Stock owned by such person.

(2) Dr. Boni has shared investment power with his wife.

(3) Mr. Lichtenstein has shared investment power with his wife.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable within 60 days of December 31, 1997, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Shares which carry restrictions as to vesting and shares subject to options currently exercisable within 60 days of December 31, 1997, are considered beneficially owned with respect to this table.


                     COMMITTEES OF THE BOARD OF DIRECTORS

     There were five Board of Directors meetings and nine Board of Directors Committee meetings during fiscal 1997. Each director attended more than 75% of the combined number of meetings of the Board of Directors and committees thereof on which he served.

     The Board of Directors has established standing Audit, Compensation, Finance and Nominating Committees. The principal responsibilities of each such committee are described below. The members of each such committee are identified in the director biographies set forth under "Information Regarding Nominees for Election as Directors and Regarding Continuing Directors."

     The Audit Committee, presently consisting of two non-employee directors, met three times in 1997, and ordinarily meets three times annually. The members are appointed annually by the Company's Board of Directors. The Committee has responsibility for recommending to the Board of Directors the independent auditors to be retained by the Company; reviewing the audited financial results for the Company; reviewing with the Company's independent auditors the scope and results of their audits; reviewing with the independent auditors and Company management the Company's accounting and reporting principles, practices and policies and the adequacy of the Company's accounting, operating and financial methods and controls.

     The Compensation Committee, presently consisting of three non-employee directors, met five times in 1997. The Compensation Committee is required to meet twice annually. Members are appointed annually by the Company's Board of Directors. The primary duties of the Compensation Committee are annually reviewing and recommending to the Board of Directors, for final approval, the total compensation package for all executive management employees of the Company (executive management employees are defined as positions at the vice president level and above); annually reviewing and approving the general compensation policy and practice for all other employees of the Company and subsidiaries; administering the Equity Compensation Plan; considering and recommending to the Board of Directors, when appropriate, amendments or modifications to existing compensation and employee benefit programs and adoption of new plans; evaluating the performance of the Company's Chief Executive Officer against pre-established criteria and reviewing with him the performance of the senior officers who report to him.

     The Finance Committee, consisting of three non-employee directors and the Company's Chairman, met four times during 1997. The members are appointed annually by the Company's Board of Directors. The primary duties and responsibilities of the Finance Committee include: periodically reviewing the amounts and nature of financings available to the Company and subsidiaries; monitoring the status of the Company's existing financings, lines of credit and letters of credit; making recommendations to the Board of Directors with respect to any existing or proposed financing involving the Company or any subsidiary; making recommendations to the Board with respect to dividend policy of the Company; and reviewing and monitoring the Company's investment policy and practices, including without limitation, with respect to the assets of the Retirement and Profit Sharing and Savings Plans.

     The Nominating Committee, presently consisting of one non-employee director and the Company's Chairman, did not meet in 1997. The chair of the committee shall be a non-employee director, as shall be a majority of its members. The members are appointed annually by the Company's Board of Directors. The primary duties and responsibilities of the Nominating Committee include: annually determining and recommending to the Board the slate of nominees to be members of the Board that will be submitted to and voted upon by the stockholders; determining and recommending to the Board that individual who is to be elected by the Board as a member to fill a vacancy; annually determining and recommending to the Board those directors who are to serve as members of the various committees of the Board and recommending chairs of each of the committees; periodically considering the size of the Board and, when appropriate, recommending changes to the Board; and periodically evaluating the standing committees of the Board and, when appropriate, recommending deletion or creation of additional committees.


                       EXECUTIVE OFFICERS OF THE COMPANY

     See "Information Regarding Nominees For Election As Directors And Regarding Continuing Directors" for information concerning Mr. Van Dyck, an employee-director of the Company.

     Mr. Brown was named Chief Financial Officer of the Company in June 1997. Previously, Mr. Brown was Chief Financial Officer of Conrail Inc., where he had been employed since 1986. Mr. Brown is also a member of the Board of Directors of XTRA Corporation.

     Ms. Smallacombe is President of Maritrans Management Services Inc. and has been continuously employed by the Company or its predecessors in various capacities since 1982.

     Mr. Burns is President of Maritrans Operating Partners L.P. and has been continuously employed by the Company or its predecessors in various capacities since 1975.

     Mr. Welch is President of Maritrans Marketing Inc. and has been continuously employed by the Company or its predecessors in various capacities since 1977.

     Mr. Bromfield is Treasurer and Controller of the Company and has been continuously employed in various capacities by Maritrans or its predecessors since 1981.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors' Compensation

     During fiscal 1997, pursuant to its compensation policy for outside directors, the Company paid outside directors $1,000 for each Board of Directors meeting attended and $500 for each Board of Directors committee meeting attended, plus expenses. In addition, the outside directors were paid Board of Directors annual retainer fees at the annual rate of $18,000 each, of which one-half was paid in Common Stock resulting in the issuance of 1,307 shares each to Messrs. Boni, Dorman, Lichtenstein and Schless. Each outside director also received a retainer of $1,000 for each Board of Directors committee on which he served. Aggregate directors fees paid in 1997 for Board of Directors meetings and Board of Directors Committee meetings amounted to $115,500. Additionally, pursuant to amendments to the Company's Equity Compensation Plan, approved by a vote of stockholders in May, 1997, each director received, on a formulaic basis, a biannual grant of options to purchase shares of Common Stock. The number of options granted to each director equaled the aggregate number of shares distributed to each such non-employee director under the Plan during the preceding calendar year multiplied by two. This resulted in the issuance of 3,002 options to each of Messrs. Boni, Dorman and Lichtenstein, and 980 options to Mr. Schless. The options were all priced at the market value on the date of grant.


Executive Compensation

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of Maritrans Inc. or its subsidiaries in 1997, 1996, and 1995.


Summary Compensation Table

                                         Annual Compensation          Long-Term Compensation
                                         --------------------  -------------------------------------
                                                                         Awards             Payouts
                                                                Restricted    Securities                   All
                                                                   Stock      Underlying      LTIP        Other
                                           Salary     Bonus       Awards        Options     Payouts    Compensation
Name and Principal Position       Year      ($)        ($)        ($)(1)          (#)        ($)(2)       ($)(3)
-------------------------------  ------  ---------  ---------  ------------  ------------  ---------  -------------
Stephen A. Van Dyck              1997     300,739    175,565       15,069        3,345       59,120       17,910
Chairman of the Board            1996     275,600     38,722      321,232       32,486      192,000        4,112
and Chief Executive Officer      1995     275,600    118,370       21,482       43,559           --       20,834

Janice M. Smallacombe            1997     141,760     83,114      101,899       10,119       20,000        7,148
President, Maritrans             1996     113,370      9,048       67,973        5,830           --           --
Management Services Inc.         1995      94,413     21,336          748        1,379           --        5,760

John J. Burns                    1997     120,943     54,940      162,694       14,233           --        5,935
President, Maritrans             1996      89,727      4,269       16,974        1,972           --           --
Operating Partners L.P.          1995      80,303     13,400           --           --           --        4,432

Steven E. Welch                  1997     118,134     56,204      148,782       13,440           --        5,866
President, Maritrans             1996      86,808      5,620       11,632        1,352           --           --
Marketing Inc.                   1995      81,178     13,744       22,369           --           --        4,448

John C. Newcomb, deceased        1997     128,654     46,858        5,652          475           --        6,431
Formerly Vice President,         1996     128,846      7,025       32,035        3,724       15,000        2,306
General Counsel and Secretary    1995     125,572     21,475        2,306        4,267           --        8,122

------------
(1) The shares granted carry restrictions, which restrictions lapse based on performance of the Company's share price based on the passage of time, up to seven years.

     At December 31, 1997, the named officers' aggregate restricted shares and values were as follows:


                      Aggregate Restricted Stock Holdings



                                                                     # of shares that will vest
                                         # of shares     $ value         within three years
                                        -------------   ---------   ---------------------------
  Stephen A. Van Dyck ...............      64,085        624,824              61,674
  Janice M. Smallacombe .............      22,621        220,550               9,399
  John J. Burns .....................      23,795        232,001               3,158
  Steven E. Welch ...................      23,175        225,951               4,198
  John C. Newcomb, deceased .........       6,877         67,051               6,165


     Upon the death of Mr. Newcomb, the restricted shares vested immediately to his estate.

(2) Amounts relate to awards granted in 1993 and 1994 under the Company's Long-Term Incentive Plan which value was determined pursuant to a formula based on average pre-tax earnings of the Company. These awards were paid out in March and September of the respective years shown.

(3) Amounts shown in this column represent, as applicable, Company contributions under the Maritrans Inc. Profit Sharing and Savings Plan, accruals under the Excess Benefit Plan, and insurance premiums paid pursuant to such officers' employment agreement. See "Certain
    Transactions."


Option Grants in 1997

     The following table sets forth certain information concerning options granted during 1997 to the named executives:



                                                                                              Potential Realizable
                                                                                                Value at Assumed
                                    Number of     % of Total                                  Annual Rates of Stock
                                   Securities       Options                                    Price Appreciation
                                   Underlying     Granted to     Exercise                      for Option Term (1)
                                     Options       Employees       Price       Expiration    -----------------------
Name                                 Granted        in 1997      ($/Share)        Date           5%           10%
-------------------------------   ------------   ------------   -----------   ------------   ----------   ----------
Stephen A. Van Dyck ...........       3,345       4.35%         $ 6.250          3/19/06      $11,526      $ 28,390
Janice M. Smallacombe .........       2,509       3.26%         $ 6.250          3/19/06        8,646        21,294
                                      7,610       9.89%         $ 7.938           7/7/06       33,303        82,026
John J. Burns .................         914       1.19%         $ 6.250          3/19/06        3,149         7,757
                                     13,319      17.31%         $ 7.938           7/7/06       58,286       143,562
Steven E. Welch ...............       1,519       1.97%         $ 6.250          3/19/06        5,234        12,892
                                     11,921      15.49%         $ 7.938           7/7/06       52,168       128,493
John C. Newcomb, deceased.              475       0.62%         $ 7.938           7/7/06        2,079         5,120

------------
(1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the price of the Common Stock. The Company did not use an alternative formula for a grant valuation, an approach which would state gains at present, and therefore lower, value.

Aggregated Options Exercises in 1997 and 1997 Year-end Options Values

     The following table summarizes options exercised during 1997 and presents the value of unexercised options held by the named executives at year-end:





                                                                    Number of
                                                                   Securities              Value of
                                                                   Underlying            Unexercised
                                                                   Unexercised           In-the-Money
                                                                     Options               Options
                                      Shares                       at 12/31/97           at 12/31/97
                                     Acquired        Value       Exercisable (E)       Exercisable (E)
Name                               on Exercise     Realized     Unexercisable(U)       Unexercisable(U)
-------------------------------   -------------   ----------   ------------------   ---------------------
Stephen A. Van Dyck ...........        0              0              223,567 (E)        $  1,212,144 (E)
                                                                      58,048 (U)             253,153 (U)
Janice M. Smallacombe .........        0              0                7,724 (E)              37,384 (E)
                                                                      19,589 (U)              65,814 (U)
John J. Burns .................        0              0               16,205 (U)              35,967 (U)
Steven E. Welch ...............        0              0               14,792 (U)              32,838 (U)
John C. Newcomb, deceased .....        0              0               22,442 (E)             121,468 (E)
                                                                       6,436 (U)              27,111 (U)

     Upon the death of Mr. Newcomb, all options became immediately exercisable by his estate.


Retirement Plan

     The following table sets forth the estimated annual benefits payable upon retirement under the Maritrans Inc. Retirement Plan and Excess Benefit Plan.


                              PENSION PLAN TABLE




    Annual                   Years of Credited Service
 Compensation        15           20           25           30
--------------   ----------   ----------   ----------   ----------
   $ 100,000      $ 24,000     $ 32,000     $ 40,000     $ 48,000
     125,000        30,000       40,000       50,000       60,000
     150,000        36,000       48,000       60,000       72,000
     175,000        42,000       56,000       70,000       84,000
     200,000        48,000       64,000       80,000       96,000
     225,000        54,000       72,000       90,000      108,000
     250,000        60,000       80,000      100,000      120,000
     275,000        66,000       88,000      110,000      132,000
     300,000        72,000       96,000      120,000      144,000
     325,000        78,000      104,000      130,000      156,000
     350,000        84,000      112,000      140,000      168,000
     375,000        90,000      120,000      150,000      180,000
     400,000        96,000      128,000      160,000      192,000
     425,000       102,000      136,000      170,000      204,000
     450,000       108,000      144,000      180,000      216,000
     475,000       114,000      152,000      190,000      228,000
     500,000       120,000      160,000      200,000      240,000

     The following table sets forth the years of credited service through December 31, 1997, for the Chief Executive Officer and the other four most highly compensated executive officers of Maritrans Inc. or its subsidiaries.

                           YEARS OF CREDITED SERVICE




                                           Years of
             Recipient                 Credited Service
-----------------------------------   -----------------
      Stephen A. Van Dyck                     23.5
      Janice M. Smallacombe                   15.0
      John J. Burns                           22.0
      Steven E. Welch                         20.5
      John C. Newcomb, deceased               22.0


     Each eligible employee who has completed 1,000 hours of service in an eligibility computation period becomes a participant in the Maritrans Inc. Retirement Plan. The Retirement Plan is a noncontributory defined benefit pension plan under which the contributions are actuarially determined each year. Retirement benefits are calculated, for those employees who commenced participation on or after August 14, 1984, as 48% of the average basic monthly compensation reduced by 1/30th for each year of service at retirement which is under 30 years of service, or for those employees who commenced participation before August 14, 1984, the greater of (i) the foregoing benefit or (ii) 38.5% of average basic monthly compensation reduced by 1/15th for each year of service at retirement which is under 15 years of service. Average basic monthly compensation is determined by averaging compensation for the five consecutive plan years that will produce the highest amount.

     Benefits are paid in the form of a joint and survivor annuity for married participants and in the form of a ten-year certain single life annuity for unmarried participants, unless an actuarially equivalent payment option is selected. The preceding "Pension Plan Table" shows estimated annual retirement benefits, payable in the form of a ten-year certain single life annuity, at the normal retirement age of 65 for specified compensation and years of credited service classifications.

     The Internal Revenue Code limits annual benefits that may be paid under tax qualified plans. Benefits under the Retirement Plan which exceed such limitations are payable under the Excess Benefit Plan. The Excess Benefit Plan pays a monthly benefit to the participant equal to the amount by which monthly benefits under the Retirement Plan would exceed the Internal Revenue Code limitations.

     Annual compensation taken into account under the foregoing plans in 1997 for the officers listed in the Summary Compensation Table was $310,000 for Mr. Van Dyck, $142,500 for Ms. Smallacombe, $115,000 for Mr. Burns, $115,000 for Mr. Welch, and $130,000 for Mr. Newcomb. Pension amounts are not subject to reduction for Social Security benefits.


Employment Agreements

     On October 5, 1993, the Company entered into an Employment Agreement with Mr. Van Dyck to take effect on April 1, 1993, the date on which he was first employed by the Company following the conversion of Maritrans Partners L.P. to corporate form. The terms of the Employment Agreement continue until written notice of termination is given by one of the parties. The contract provides for base salary at the annual rate of $312,900. Base salary may be adjusted by the Company's Board of Directors pursuant to its normal review policies. The Employment Agreement also provides for the payment of bonuses in accordance with the terms of the Annual Incentive Plan of the Company, and for retirement and other benefits in accordance with the Company's current policies for senior executive officers. A lump sum severance payment equal to 36 months of base salary plus incentive compensation would be payable if Mr. Van Dyck is terminated without cause. In the event Mr. Van Dyck is terminated for cause, only such compensation as has already been accrued will be paid. In the event of his termination of employment upon a change of control, a payment equal to
2.99 multiplied by his average annual total compensation over the five years preceding the change of control will be paid in a lump sum. Termination of employment upon a change of control is broadly defined to include involuntary termination as well as constructive termination. Mr. Van Dyck's Employment Agreement provides for a death benefit equal to 12 months of base salary plus a pro rata portion of any bonus due in addition to any insurance benefits otherwise provided by the Company for its senior executive officers. The Employment Agreement for Mr. Van Dyck also provides for 24 months of base salary plus bonuses in the event of disability, which amounts are reduced by any amounts paid under the Company's Long-Term Disability Plan. In return, Mr. Van Dyck promises to hold in confidence confidential information about the Company and its business and not to compete with the Company for a year following termination through any connection with a customer or competitor of the Company in a defined geographical area in which the Company does business.


Severance and Non-Competition Agreements

     Effective June 1, 1995, the Company entered into Severance and Non-Competition Agreements with Ms. Smallacombe and on April 4, 1996, it entered into a similar agreement with Mr. Newcomb. On March 4 and March 5, 1997, the Company entered into similar agreements with Messrs. Burns and Welch, respectively. All of these agreements were modified in July 1997. The terms of these agreements, as modified, are for two years and are automatically renewed for successive one-year periods unless the Company gives written notice of termination. The agreements generally provide for the payment to each individual of one year of base compensation if any such individual is terminated without cause. In the event any such individual is terminated for cause, only such compensation as has already been accrued will be paid. In addition, these agreements provide for a payment equal to two multipled by the total base renumeration in the prior year if any such individual is terminated within two years following a change in control of the Company. In return, each individual promises to hold in confidence confidential information about the Company and its business and not to compete with the Company for a year following termination through any connection with a customer or competitor of the Company in a defined geographical area in which the Company does business.


Compensation Committee Interlocks and Insider Participation

     During fiscal 1997, the members of the Compensation Committee of Maritrans Inc's Board of Directors (the "Committee") were responsible for approving all forms of executive compensation. Dr. Boni, Dr. Dorman and Mr. Schless comprised the Committee. None of these individuals received compensation as an officer of the Company during fiscal 1997. No officer of the Company presently serves as a member of the Compensation Committee.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary, the following Report of the Compensation Committee on Executive Compensation and the Total Stockholder Return Graph on page 16 shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


I. Compensation Philosophy and Strategy


     Maritrans strives to increase its earnings and to enhance shareholder value by assuring an appropriate return on its assets and equity. Three elements of the business strategy critical to achieving growth in earnings are minimizing the financial risks and costs associated with a traditional marine transportation business, operating safely and positioning the Company as a long-term Jones Act carrier.

     The business environment in the core business continues to be intensely competitive and subject to many rigid environmental laws and operating regulations. Maritrans believes that to be successful under these conditions requires great ingenuity, continuous learning and personal dedication in its key employees. Therefore, it is critical that Maritrans' total compensation program attract and retain the caliber of people necessary to generate success for the Company and its shareholders.

     Maritrans' philosophy for its executive compensation programs is to reward the most relevant factors which drive the return to shareholders. Maritrans identifies these factors to be:


     o preservation of the business through safe operations, especially in light of the provisions of the Oil Pollution Act of 1990 and subsequent state oil pollution laws;


     o    achievement of annual financial goals; and

     o    achievement of long-term shareholder value.


     The Committee and management recognize the need to review continuously the Company's executive compensation program to ensure that it:

     o is effective in driving performance to achieve financial and safety goals;

     o    results in increased shareholder value;

     o    is cost-effective;

     o    balances shareholder interests with employee rewards;

     o    is well communicated and understood by program participants; and

     o    is competitive with other similar industry organizations.


     Maritrans regularly consults with compensation and benefit consultants. In 1997, Maritrans engaged an independent compensation and benefits consulting firm to review the executive compensation and benefits program and to advise the Board on related market data.


II. Program Description


     A. Total Compensation Approach


     Maritrans' compensation strategy is to place a substantial amount of executive total cash compensation at risk in the form of performance-based programs. Therefore, in conjunction with base salary, Maritrans' executives participate in three incentive-based plans: an annual incentive plan, an equity compensation plan and a long-term, performance unit plan rewarding increased shareholder value. Maritrans' executives can achieve total compensation levels significantly above the average peer comparison levels when annual and long-term performance significantly exceeds established goals and shareholders are rewarded through stock price growth and dividends. Likewise, total executive compensation could fall substantially below average levels when established goals for safe operations, financial achievement and shareholder return are not achieved.


     Peer companies included in the competitive labor market analysis during 1997 are not necessarily the same group as those companies included in the performance graph of Maritrans' total stockholder returns (stock price growth and dividend reinvestment) accompanying this report.


     B. Base Salaries


     Executive base salaries are determined according to job responsibilities, strategic contribution level, market compensation data, performance and experience criteria. Base salary bands are set at appropriate levels to attract high-performing people into a high-risk business. In 1997, salary bands were set at approximately the median level of published survey data and are reviewed annually, with adjustments based on the labor market analyses. Individual base salaries are also reviewed annually.


     In 1997, the named executives other than Mr. Van Dyck received base salary increases based on market data and reflecting the promotion of certain executives within this category. Mr. Van Dyck's compensation information is available in the "Summary Compensation Table" and also, Section III, "Chief Executive Officer Compensation."


     C. Annual Incentive Plan


     Based on market data for similarly performing companies, during 1997 the Committee maintained the level of executive annual incentive bonus targets as a percentage of base salaries. This year the Committee based one-third of annual bonus opportunity on safety results achieved by each executive's division, one-third of annual bonus opportunity on total Company financial results and one-third of annual bonus opportunity on individual performance goals.

     The Committee believes that the Plan will provide a financial reward only for the achievement of substantial business results. Bonuses were awarded to executive officers based upon the recommendation of the Chief Executive Officer and the determination by the Committee that such bonuses were an appropriate reward for the economic and operating performance results achieved by the Company during 1997.

     Safety and oil spill results, where Maritrans' employees could affect the outcome, were favorable for 1997 resulting in an achievement of 91 percent of the safety goals. Financial targets were based on company-wide results as measured by economic value added (EVA(R)) and paid at 92 percent. EVA(R) is calculated by subtracting the product of the cost of capital times the value of the capital employed in the business from the after tax net operating profits. The real benefit in using the EVA(R) measure is that its focal point is improving shareholder value by advocating decisions that will lead to a higher market value for a company's shares. Based on the safety, financial and personal performance results, the level of bonuses for the 1997 fiscal year ranged from 86.8 percent to 94.4 percent.

     D. Long Term Incentives

     Compensation from these incentive plans is based on increasing shareholder value through stock price and improving the long-term financial results of the Company.

     The Committee believes that stock ownership by executive officers is important as it aligns a portion of each executives' compensation with the economic interest of the shareholder of the Company. The Committee believes that stock option grants provide opportunities for capital accumulation, promote long-term retention and foster an executive officer's proprietary interest in the Company. Under the Stock Option Plan, options are issued at a price equal to the fair market value of a share on the date of grant, and the options expire after nine years. The grant of stock options is discretionary; however, it is the Committee's current policy to grant options biannually, absent special circumstances. For the current option position of each executive, refer to the table, "Aggregated Options Exercises in 1997 and 1997 Year-end Options Values." Because the Company and the Committee believe that stock options are a valuable incentive, stock options have been extended to other individuals employed by the Company.

     The Committee also believes that actual and immediate stock ownership is another integral part of promoting the shareholder economic interest and tying executive compensation directly to the success of the Company. Accordingly, all named executives also received restricted stock grants in 1997. The shares were issued at a price equal to the fair market value of a share on the date the stock was granted. Restrictions on the shares lapse on the five year anniversary of the grant. Because the Company and the Committee believe that restricted stock is a valuable incentive, restricted stock has also been awarded to other individuals employed by the Company.

     The Committee believes that a long-term cash incentive plan is an important portion of an executive's compensation package and, accordingly, all the named executives continued as participants in the Performance Unit Plan in 1997. The objectives of the Plan are to provide a meaningful long-term incentive to senior executives and encourage their continued employment by the Company. The Plan determines the amount of compensation based upon the economic performance of the Company over succeeding two-year periods of time. Because the Company and the Committee believe that the performance units are a valuable incentive, other individuals employed by the Company continue to be participants in the Performance Unit Plan.

     A two-year peformance unit cycle ended December 31, 1997. The company's average two-year financial performance achieved 40 percent of the goal.


III. Chief Executive Officer Compensation

     The salary, annual bonus, stock options and performance unit awards of the Chief Executive Officer are determined by the Committee in conformance with the policies described above. Mr. Van Dyck was paid a base salary for the fiscal year ending December 31, 1997, of $310,000 a twelve and a half percent increase over 1996. Mr. Van Dyck had not received a salary increase since 1993. In addition, Mr. Van Dyck's annual bonus opportunity and long-term incentives were increased by 10 percent over the previous year. Mr. Van Dyck's total com-

---------------
EVA(R) is a registered trademark of Stern Stewart & Co.

pensation is competitive with salaries paid to chief executive officers of comparable companies. The Committee believes its philosophy of placing a substantial portion of an executive's compensation at risk, dependent upon the Company's performance, was achieved.


IV. Internal Revenue Code Considerations

     Payments made during 1997 to the Chief Executive Officer and the other named officers under the plans discussed above (other than the Equity Compensation Plan) were made without regard to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. That section restricts the federal income tax deduction that may be claimed by a "public company" for compensation paid to the chief executive officer and any of the four most highly compensated other officers to $1.0 million except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The stock option plan and stock option grants made on and after April 1, 1993, were approved by shareholders in April 1994, and meet the requirements of
Section 162(m). The Committee does not believe that the provisions of Section 162(m) will have any adverse effect on the Company's other incentive plans at the current levels of compensation being paid to the executive officers.


Respectfully submitted,
Compensation Committee
of Maritrans Inc. Board of Directors





Dr. Robert E. Boni          Dr. Craig E. Dorman          Mr. Eric H. Schless
Chairman

                        TOTAL STOCKHOLDER RETURN GRAPH

     The Securities and Exchange Commission requires that the Company's total return to its stockholders be compared to a relevant market index and a similar industry index for the last five years.

     The following chart shows a five year comparison of cumulative total returns for the Company's Common Stock (including Units of Maritrans Partners L.P. through March 31, 1993) during the five fiscal years ended December 31, 1997 with the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index. The comparison assumes an investment of $100 on December 31, 1992 in each index and the Company's Common Stock and that all dividends and distributions were reinvested.


                                                             Marine
 As of        TUG     Base 100       DOW      Base 100      Transport     Base 100
--------    ------    --------   ---------    --------      ---------     --------
12/31/92     2.625     100.00      494.990     100.00        461.430       100.00       1992
12/31/93     4.125     157.14      544.240     109.95        591.840       128.26       1993
12/31/94     5.520     210.29      548.250     110.76        543.350       117.75       1994
12/30/95     6.015     229.14      754.790     152.49        619.800       134.32       1995
12/31/96     6.563     250.02      928.750     187.63        755.870       163.81       1996
12/31/97    10.892     414.93    1,244.110     251.34        911.150       197.46       1997


                              CERTAIN TRANSACTIONS

     For a description of employment agreements and severance and non-competition agreements with the executive officers of the Company see "Compensation of Directors and Executive Officers--Employment Agreements" and "Compensation of Directors and Executive Officers--Severance and
Non-Competition Agreements."


Other

     Robert J. Lichtenstein is a partner in the law firm of Morgan, Lewis & Bockius LLP. The Company retained this firm for various matters during the 1997 fiscal year and expects to do so again during 1998. The Company leases approximately 9,500 square feet from this firm, expiring in 1998, at a rate which it believes is as favorable as available on the open market for comparable space. The amount paid for this lease in 1997 was $228,000.


                             INDEPENDENT AUDITORS

     Ernst & Young LLP, independent auditors, were the Company's auditors for the fiscal year ended December 31, 1997, and are expected to be retained for the fiscal year ending December 31, 1998. Representatives of Ernst & Young LLP are expected to be present at the Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.


                                 OTHER MATTERS

     Management is not aware of any matters to come before the Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter requiring stockholder action should properly come before the Meeting or any adjournments or postponements thereof, those persons named as proxies on the enclosed Proxy Form will vote thereon according to their best judgment.


               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Proposals of stockholders proposed to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at the offices shown on the first page of the Proxy Statement on or before November 27, 1998, in order to be considered for inclusion in the proxy material to be issued in connection with such meeting. Proposals should be directed to the attention of the Secretary of the Company.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all such reports they file.

     Based solely on written representations of purchases and sales of the Company's Common Stock from reporting persons, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of the Company's Common Stock have been observed in respect of fiscal 1997 with the exception of one Form 4 which was filed late on behalf of Dr. Robert Boni with respect to the purchase of 4,000 shares of Common Stock in the open market in November 1997.

                          ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K, including financial statements and schedule, excluding exhibits, for the fiscal year ended December 31, 1997, is available without charge, upon written request, to each stockholder of record on March 23, 1998. Requests should be directed to Mr. Walter T. Bromfield, Treasurer and Controller, Maritrans Inc., One Logan Square, 26th Floor, Philadelphia, Pennsylvania 19103.


                                            By order of the Board of Directors




                                            Arthur J. Volkle
                                            Assistant Secretary

Dated: March 27, 1998

                                MARITRANS INC.                             PROXY

         This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 19, 1998

     This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted as set forth in the proxy statement FOR the election of the Director.

     The stockholder(s) represented herein appoint(s) Janice M. Smallacombe, and Walter T. Bromfield, or any of them, proxies with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Maritrans Inc. to be held at the offices of Morgan, Lewis & Bockius, One Logan Square, 20th Floor, 18th and Cherry Streets, Philadelphia, Pennsylvania, on May 19, 1998 at 10:00 a.m., and in any adjournment or postponement thereof, as specified in this proxy:

                        (To Be Signed on Reverse Side.)

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                 Please Detach and Mail in Envelope Provided
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A /X/ Please mark your
      votes as in this
      example.

             The Board of Directors recommends a vote FOR Item 1.

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
                FOR           WITHHELD
1. Election     /  /            /  /      Nominee                 In their discretion, proxies are entitled to vote
   of the                                 Robert J. Lichtenstein  upon such other matters as may properly come before
   Director                                                       the meeting, or any adjournment thereof.
   3 Year Term
                                                                  PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY
                                                                  ------------------------------------------------------
                                                                  CARD IN THE ENCLOSED ENVELOPE


                                                                    Check if you intend to attend the meeting in person /  /

                                                                                                      Change of Address
                                                                                                      Please Note Below /  /

                                                                         Change of Address

                                                                         ------------------------

                                                                         ------------------------

                                                                         ------------------------

Signature________________________________ Date:_______________ Signature__________________________________ Date:______________
                                                                        (Signature, if shares held jointly)

NOTE:   Please sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, Administrators, Trustee, etc. should so indicate when signing.
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